Exhibit 10.47b

SECOND AMENDMENT TO OFFER LETTER

InterMune, Inc. (“InterMune” or the “Company”) and Scott Seiwert (“Executive”) entered into an Offer Letter agreement which was accepted by Executive on May 29, 2003 (the “Offer Letter”), and the parties previously amended the Offer Letter in August 2008 (the “Prior Amendment”). In order to reflect Executive’s recent designation as a member of the Company’s executive committee, the following agreement (the “Agreement”) between InterMune, Inc. and Executive is intended to amend and restate the Prior Amendment in its entirety, and the Prior Amendment shall have no further force or effect. Other than as specifically provided below, all terms and conditions of the Offer Letter continue in full force and effect. Payments pursuant to this Agreement shall be subject to all required tax withholding.

1. Severance Pay in the Event of Termination (Not For Cause). Although Executive remains an at-will employee of InterMune, InterMune agrees that in the event Executive is terminated by the Company other than for “Cause” (as that term is defined below) in the absence of a “Change in Control” of InterMune (as that term is defined below) and the termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”), Executive will receive the following benefits, provided that Executive delivers to the Company, within fifty (50) days after the Separation from Service, a general release duly signed by Executive that releases the Company from all of Executive’s actual or potential claims against InterMune, and such release shall not have been revoked by Executive within any period permitted under applicable law:

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If Executive has completed less than one (1) full year of service as an InterMune employee, Executive will receive six (6) months base salary at Executive’s final rate of pay, six (6) months benefits continuation (i.e., Company-provided COBRA payments), and six (6) months immediate acceleration of vesting of each of Executive’s outstanding equity grants, whether stock options or restricted shares.

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If Executive has completed at least one (1) year but less than two (2) years of service as an InterMune employee, Executive will receive nine (9) months base salary at Executive’s final rate of pay, nine (9) months benefits continuation (i.e., Company-provided COBRA payments), and nine (9) months immediate acceleration of vesting of each of Executive’s outstanding equity grants, whether stock options or restricted shares.

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If Executive has completed two (2) years of service or more as an InterMune employee, Executive will receive twelve (12) months base salary at Executive’s final rate of pay, twelve (12) months benefits continuation (i.e., Company-provided COBRA payments), and twelve (12) months immediate acceleration of vesting of each of Executive’s outstanding equity grants, whether stock options or restricted shares.

•	If such termination not for Cause occurs in the second half of the calendar year, Executive also will receive a pro rata share of Executive’s target bonus for that year.

The acceleration of vesting provided for in this Section 1 of this Agreement is intended to be in lieu of any acceleration rights provided in the operative Stock Option Agreement, and in addition to any acceleration rights provided in the operative Stock Plan documents. All other terms and conditions applicable to Executive’s equity grants, e.g., with regard to exercise after termination, forfeiture, etc., will continue to be governed by the operative Stock Option Agreement and Stock Plan document. Cash compensation required to be paid pursuant to this Section 1 of the Agreement will be paid in a single lump-sum payment within sixty (60) days following the date of the Separation from Service.

2. Compensation upon Change in Control. In the event of a Change in Control of the Company that results in: (i) Executive’s termination by the Company without Cause, or (ii) Executive’s resignation for “Good Reason,” which for purposes of this Agreement shall mean either (a) a material diminution in Executive’s duties, title or compensation, or (b) a requirement that Executive relocate more than fifty (50) miles from the Company’s Home Office location, any of which event occurs within one (1) year after the Change in Control (a “Triggering Event”), and the termination of employment constitutes a Separation from Service, Executive will receive the following benefits described in this Section 2, provided that Executive delivers to the Company, within fifty (50) days after the Separation from Service, a general release duly signed by Executive that releases the Company from all of Executive’s actual or potential claims against InterMune, and such release shall not have been revoked by Executive within any period permitted under applicable law. In order to resign for Good Reason, Executive must provide written notice to the Company of the existence of the Triggering Event within 90 days after the initial existence of such Triggering Event. Upon receipt of such notice of the Triggering Event, the Company will be provided with a period of 30 days during which it may remedy the Triggering Event and not be required to provide for the payments and benefits described herein as a result of the proposed resignation due to the Triggering Event specified in the notice. If the Triggering Event is not remedied within the period specified in the preceding sentence, Executive may resign for Good Reason as a result of the Triggering Event specified in the notice, provided that such resignation must occur within six months after the initial existence of such Triggering Event.

(a) Cash Compensation: Two (2) years base salary at Executive’s final rate of pay and two (2) years benefits continuation (i.e., Company-provided COBRA payments). If a Triggering Event occurs in the second half of the calendar year, Executive also will receive a pro rata share of Executive’s target bonus for that year. The base salary and any pro rata target bonus payment described in this Section 2(a) will be paid in a single lump-sum payment within sixty (60) days following the date of the Separation from Service.

(b) Options or Restricted Share Grants: Vesting of all outstanding equity grants (including InterMune stock option grants, InterMune restricted stock grants, and any grants made by the acquiring entity) will immediately accelerate. The acceleration of vesting provided for in this Section 2 of this Agreement is intended to be in lieu of any acceleration rights provided in the operative Stock Option Agreement, and in addition to any acceleration rights provided in the operative Stock Plan document. All other terms and conditions applicable to Executive’s equity grants, e.g., with regard to exercise after termination, forfeiture, etc., will continue to be governed by the operative Stock Option Agreement and Stock Plan documents.

(c) Transition Management Services: Executive will receive executive transition management services for a one-year period following the Separation from Service with Lee Hecht Harrison, Right Management, or a similar outplacement firm, up to a cap of Forty Thousand Dollars ($40,000).

3. Retention Bonus. Executive will also be entitled to receive a retention bonus in the amount of One Hundred Fifty Thousand Dollars ($150,000), payable on July 31, 2009, provided that, as of that date: (a) Executive is an employee of InterMune in good standing (i.e., Executive is not on a Performance Improvement Plan), (b) InterMune has concluded a partnership or other collaborative agreement for one of the following programs: (i) HCV helicase inhibitor, (ii) second generation pirfenidone, or (iii) second generation HCV protease inhibitor (macrocyclic or nonmacrocyclic), and all material program milestones relating to that partnership or collaboration are proceeding on schedule, and (c) there has been no Change in Control of the Company (as defined below). As of January 5, 2009, the Board of Directors determined that Item (b) has been achieved.

4. Section 409A. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of the Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of the Separation from Service or (b) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4 shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

5. Definitions.

For purposes of this Agreement, “Cause” shall mean any of the following:

•	Willful refusal to follow lawful and reasonable corporate policy or Chief Executive Officer directives; or

•	Willful failure, gross neglect or refusal to perform duties; or

•	Willful act that intentionally or materially injures the reputation or business of the Company; or

•	Willful breach of confidentiality that has a material adverse affect on the Company; or

•	Fraud or embezzlement; or

•	Indictment for criminal activity.

For purposes of this Agreement, “Change in Control” shall mean any of the following:

•	A sale, lease or other disposition of all or substantially all of the securities or assets of the Company; or

•	A merger or consolidation in which the Company is not the surviving corporation; or

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A reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

/s/ Scott Seiwert
Scott Seiwert		Dated: March 26, 2009

INTERMUNE, INC.

By:	/s/ Howard Simon	Dated: 3/26, 2009
Its:	SVP, HR & Associate Gen Counsel

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